Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

Nuo Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share	Rule 457(o)	(1)	(2)	$14,000,000	$153.10 per $1,000,000	$2143.40
Total Offering Amounts					$14,000,000		$2143.40
Total Fee Offsets							—
Net Fee Due							$2143.40

(1) There are being registered hereunder such indeterminate number of shares of common stock as shall have an aggregate initial offering price not to exceed $14,000,000. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the shares of common stock being registered hereunder shall also cover any additional shares of common stock that may be issued by reason of any stock split, stock dividend, or other similar transaction effected without the registrant’s receipt of consideration that increases the number of the outstanding shares of common stock.

(2) The proposed maximum aggregate offering price per share will be determined from time to time by the registrant in connection with the issuance by the registrant of the common stock registered hereunder.